Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. CONTINUES PROFITABILITY
IN FOURTH QUARTER

Third Consecutive Profitable Quarter

Richardson, Texas — February 19, 2009 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2008.  Intrusion achieved a net profit for the third consecutive quarter for the fourth quarter 2008.

Revenue for the fourth quarter 2008 was $1.2 million, compared to $0.5 million for the fourth quarter 2007.  Revenue for the year 2008 was $4.1 million, compared to $3.5 million in 2007.

Intrusion’s net income was $8 thousand in the fourth quarter 2008, compared to a net loss of $0.8 million for the fourth quarter 2007.  Net loss was $0.8 million for the year 2008, compared to $2.4 million for the year 2007.

Gross profit margin was 68% of revenue in the fourth quarter of 2008, compared to 61% of revenue in the fourth quarter 2007.  For the year 2008, the gross profit margin was 67%, compared to 61% in 2007.

Intrusion’s fourth quarter 2008 operating expenses were $0.8 million down from $1.1 million in the fourth quarter 2007.  For the year 2008, operating expenses were $3.5 million, down from $4.5 million in 2007.

As of December 31, 2008, Intrusion reported cash and cash equivalents of $0.6 million, a working capital deficiency of ($1.3) million and debt of $0.5 million.

“Our third consecutive profitable quarter was outstanding and was the result of continued good gross profit margin and operating expense control,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.  “Also, the reduction of our debt from $1.3 million to $0.5 million in the fourth quarter was a good step in the right direction,” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until February 19, 2009 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 86118428.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for identity identification, the Compliance Commander™ for regulated information and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  Such statements include, without limitations, statements regarding future revenue growth and profitability, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our stock price and our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry,  the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-KSB, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31, 2008	December 31, 2007
ASSETS

Current Assets:
Cash and cash equivalents	$554	$362
Accounts receivable, net of allowance for doubtful accounts of $0 and $40 in 2008 and 2007	341	110
Inventories, net	20	146
Prepaid expenses	56	75
Total current assets	971	693

Property and equipment, net	169	144
Other assets	39	39
TOTAL ASSETS	$1,179	$876

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Line of credit	$—	$100
Loan payable to officer	480	—
Accounts payable and accrued expenses	725	688
Deferred revenue	1,090	312
Total current liabilities	2,295	1,100

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 260 Liquidation preference of $1,380 as of December 31, 2008	918	918
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,213 as of December 31, 2008	724	724
Series 3 shares issued and outstanding — 354 in 2008 Liquidation preference of $814 as of December 31, 2008	504	504

Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 11,648
Outstanding shares — 11,638	116	116
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,443	55,527
Accumulated deficit	(58,280)	(57,472)
Accumulated other comprehensive loss	(179)	(179)
Total stockholders’ deficit	(1,116)	(224)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,179	$876

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Revenue	$1,178	$496	$4,140	$3,510
Cost of revenue	382	192	1,375	1,376

Gross profit	796	304	2,765	2,134

Operating expenses:
Sales and marketing	326	413	1,407	1,933
Research and development	216	486	1,137	1,655
General and administrative	229	218	968	947

Operating income (loss)	25	(813)	(747)	(2,401)

Interest income (expense), net	(17)	3	(62)	5
Other income, net	—	—	—	1

Income (loss) before income taxes	8	(810)	(809)	(2,395)
Income tax provision	—	—	—	—

Net income (loss)	8	(810)	(809)	(2,395)
Preferred stock dividends accrued	(41)	(43)	(161)	(173)
Net loss attributable to common stockholders	$(33)	$(853)	$(970)	$(2,568)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.00)	$(0.07)	$(0.08)	$(0.26)
Weighted average shares outstanding (basic and diluted)	11,638	11,539	11,638	9,929